Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)     Registration Statement (Form S-3 No. 333-217205) of Natural Resource Partners L.P.,

2)     Registration Statement (Form S-3 No. 333-187883) of Natural Resource Partners L.P.,

3)     Registration Statement (Form S-3 No. 333-262435) of Natural Resource Partners L.P., and

4)     Registration Statement (Form S-8 No. 333-222970) pertaining to the Natural Resource Partners L.P. 2017 Long-Term Incentive Plan;

of our reports dated February 28, 2025, with respect to the consolidated financial statements of Natural Resource Partners L.P., and the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., included in this Annual Report (Form 10-K) of Natural Resource Partners L.P. for the year ended December 31, 2024.

/s/    Ernst & Young LLP

Houston, Texas

February 28, 2025